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                                                                    Exhibit 15.1

                     [LETTERHEAD OF DELOITTE & TOUCHE LLP]

August 19, 1998

Union Pacific Resources Group Inc.
801 Cherry Street
Fort Worth, Texas

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim consolidated financial information of Union Pacific Resources Group Inc. for the period ended June 30, 1997 as indicated in our report dated July 16, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 is being used in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP